EXHIBIT 99.1

PRESS RELEASE

For Immediate Release January 16, 2001	For further information contact: Aloysius J. Oliver or Lori A. Gwizdala 517/839-5352 517/839-5358

CHEMICAL FINANCIAL CORPORATION
ANNOUNCES 2000 OPERATING RESULTS

          Midland, Michigan . . . Alan W. Ott, Chairman of Chemical Financial Corporation (Nasdaq:CHFC), today announced net income of $7,831,000 for the fourth quarter of 2000, an increase of 2.9% over 1999 fourth quarter net income of $7,613,000. Earnings per share for the fourth quarter of 2000 were $0.56, up 5.7% over the $0.53 per share earned in the fourth quarter of 1999. The increase in fourth quarter 2000 earnings, as compared to the fourth quarter of 1999, was attributable to an $881,000, or 4.7%, increase in net interest income and a $255,000, or 6%, increase in noninterest income. During the quarter, operating expenses increased by 7%, or $807,000.

          For the year ended December 31, 2000, the Corporation had net income of $29,006,000, an increase of 4.7% over 1999 net income of $27,709,000. For the year of 2000, net income per share was $2.06, up 6.2% over 1999 earnings per share of $1.94. The increase in earnings for the year of 2000, as compared to 1999, resulted from a 3.2% increase in net interest income and a 7.1% increase in noninterest income. Total operating expenses increased by $1.9 million, or 3.8%, during the year.

          The Corporation's return on average assets for the three and twelve months ended December 31, 2000 was 1.59% and 1.49%, respectively, as compared to 1.59% and 1.47%, respectively, during the same periods in 1999.

          Total assets of the Corporation at December 31, 2000 were $1.97 billion, an increase of $83 million, or 4.4%, over total assets of $1.89 billion at year-end 1999. Total deposits at December 31, 2000 were $1.61 billion, as compared to total deposits of $1.56 billion at year-end 1999. Total loans increased to a new high of $1.09 billion at December 31, 2000, which represented a 7.6% increase over total loans of $1.01 billion at year-end 1999.

PRESS RELEASE
January 16, ,2001

          During 2000, the Corporation's provision for possible loan losses was $487,000, while net loan charge-offs were $437,000. At December 31, 2000, the allowance for possible loan losses totaled $18.2 million and represented 1.68% of total outstanding loans. Non-performing loans at year-end 2000 represented 0.17% of total loans.

          Shareholder's equity increased 7.7% during the year of 2000, reaching $268.7 million, or $19.19 per share, at December 31, 2000. At year-end 2000, shareholder's equity represented 13.6% of total assets.

          On December 31, 2000, the Corporation completed the consolidation of nine of its subsidiary banks into two banks: Chemical Bank and Trust Company, Midland, and Chemical Bank West, Cadillac. In addition, on January 9, 2001, the merger with Shoreline Financial Corporation was completed. The merger added to the Corporation approximately $1.1 billion in assets and 32 branch banking offices in southwest Michigan. The transaction was recorded under the pooling of interests method of accounting for a business combination.

          Chemical Financial Corporation is one of the largest bank holding companies headquartered in Michigan. The Company's four subsidiary banks now operate 118 full-service banking offices and 2 loan production offices spread over 30 counties in the lower peninsula of Michigan. CFC Data Corp, Midland, is the Company's wholly owned data processing subsidiary.

Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include expressions such as "anticipate", "believe", "expect", "intend", and "view", which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements from the consolidations may not be fully realized within the expected time frame and that future circumstances could cause business decisions to be decided differently than now intended. Actual results could materially differ from those contained in, or implied by such statements. Chemical undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

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